Exhibit 10.2

HIGH TRAIL CAPITAL LP

80 River Street, Suite 4C

Hoboken, NJ 07030

October 27, 2023

To:	Agrify Corporation

76 Treble Cove Road, Building 3

Billerica, MA 01862

Attention: Joshua Savitz, Esq., General Counsel

Email: josh.savitz@agrify.com

Re:	Partial Debt Conversion

To the addressee listed above:

Reference is made to that certain Senior Secured Note due 2025 (as amended by that certain Amendment No.1 to Senior Secured Note, dated as of March 10, 2023, the “Note”), previously issued to High Trail Special Situations LLC (“High Trail”) pursuant to that certain Securities Exchange Agreement, dated as of August 18, 2022 (the “Exchange Agreement”) between Agrify Corporation (the “Company” and together with High Trail, the “Parties”) and High Trail in exchange for a Senior Secured Note issued by the Company to High Trail on March 23, 2022. Accordingly, for purposes of Rule 144(d)(1), the holding period for the Note and the Abeyance Shares (as defined below) commenced on March 23, 2022 and neither High Trail nor the Company shall assert any arguments or take any positions to the contrary. Reference is further made to the Letter Agreement between the Company and High Trail dated as of April 26, 2023 (the “Letter Agreement”), pursuant to which the Company agreed to issue 445,196 shares of Common Stock to High Trail in exchange for $2,000,000 of the Principal Amount of the Note, with 375,629 of such shares of common stock being held in abeyance (the “Abeyance Shares”) by the Company pursuant to the 4.99% beneficial ownership limitation set forth in the Letter Agreement. All capitalized terms used in this letter agreement, but not defined herein, shall have the meanings ascribed to such terms in the Note and the Exchange Agreement. The Parties hereby agree that in exchange for valuable consideration, the sufficiency of which is hereby acknowledged the Parties agree as follows:

1.	Securities Act Exemption. The Company and High Trail are executing and delivering this letter agreement in reliance upon the exemption from securities registration afforded by Section 3(a)(9) of the Securities Act of 1933, as amended (the “1933 Act”).

2.	Exchange of Debt for Warrants. The Company shall on the date hereof (the “Closing Date”), in reliance upon the exemptions from securities registration afforded by Section 3(a)(9) of the 1933 Act, issue to High Trail, in exchange for $3,000,000 of the Principal Amount of the Note and all of the accrued but unpaid interest under the Note (the “Principal Exchange Amount”), a warrant to purchase two million eight hundred nine thousand six hundred sixty-nine (2,809,669) shares of Common Stock (the “Principal Exchange Warrant”) in substantially the form attached hereto as Exhibit A-1 and with an exercise price of $0.001 per share.

3.	Exchange of Abeyance Shares for Warrant. The Company shall on the Closing Date, in reliance upon the exemptions from securities registration afforded by Section 3(a)(9) of the 1933 Act, issue to High Trail, in exchange for its right to receive the Abeyance Shares, a warrant to purchase 375,629 shares of Common Stock (the “Abeyance Exchange Warrant” and, together with the Principal Exchange Warrant, the “Warrants”) in substantially the form attached hereto as Exhibit A-2 and with an exercise price of $0.001 per share.

4.	Warrants and Warrant Shares. The Warrants, and upon exercise, the shares underlying each of the Warrants (collectively, the “Warrant Shares”) will be without any restrictive legend and will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issuance thereof, with High Trail being entitled to all rights accorded to a holder of Common Stock with respect thereto and such Warrant Shares shall be eligible to be offered, sold or otherwise transferred by High Trail pursuant to Rule 144 under the Securities Act, without any requirements as to volume, manner of sale, or availability of current public information. The Company shall cause its transfer agent to credit the Warrant Shares to High Trail’s account with The Depositary Trust Company upon exercise of the Warrants.

5.	Stockholder Approval. Following the Closing Date, the Company agrees to use reasonable best efforts to obtain, at the next meeting (annual or special) of the stockholders of the Company (at which a quorum is present) (the “Stockholder Meeting”), but in no event later than December 31, 2023, the Requisite Stockholder Approval (as defined below). The Company will prepare and file with the SEC a proxy statement to be sent to the Company’s stockholders in connection with the Stockholder Meeting (the “Proxy Statement”). The Proxy Statement shall include the Board of Directors’ recommendation that the holders of shares of the Company’s Common Stock vote in favor of the Requisite Stockholder Approval. If the Requisite Stockholder Approval is not obtained at or prior to the earlier to occur of (x) the Stockholder Meeting and (y) December 31, 2023, the Company will hold a special meeting of the stockholders of the Company for the purposes of obtaining such Requisite Stockholder Approval no less often than every ninety (90) days following such earlier date until the Requisite Stockholder Approval is obtained, and the Board of Directors will recommend that the holders of shares of the Company’s Common Stock vote in favor of the Requisite Stockholder Approval at each such meeting. As used herein, “Requisite Stockholder Approval” means the stockholder approval contemplated by Nasdaq Listing Rule 5635(d) with respect to (i) the issuance of the Warrants, including the adjustment provision in such Warrants pursuant to Section 2(c) thereof and (ii) the completion of the Subsequent Equity Financings (as defined in the Warrants); provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of the Nasdaq Capital Market, such stockholder approval is no longer required.

6.	Voting Agreement. On or prior to the date of this Letter Agreement, each of the parties listed on Exhibit B hereto has entered into a Voting Agreement with the Company in the form attached hereto as Exhibit C. The Company represents that such agreements have not been terminated or amended since execution thereof and covenants that it shall use best efforts to specifically enforce the terms thereof as in effect on the date of this Letter Agreement.

7.	Restricted Period. Until the earlier to occur of (x) third (3rd) anniversary of the date hereof and (y) such date as date High Trail (or its assignees) shall have sold all Warrant Shares, High Trail shall not make sales of Warrant Shares in excess of ten percent (10%) of the market volume of the Company’s Common Stock per day (based on the aggregate daily trading volume as reported by Bloomberg for any such day) other than to affiliates of High Trail or to CP Acquisitions LLC or its affiliates. The restrictions contained in this Section 7 shall not apply to the participation of High Trail in a tender or exchange offer for the shares of the Company’s Common Stock initiated by any person other than High Trail or its affiliates.

8.	Additional Equity Investment. The Company agrees to issue its equity securities in exchange for gross proceeds to the Company on or prior to December 31, 2023 in an amount of at least $3,000,000 minus any funds advanced to the Company since July 1, 2023 by the Company’s Chief Executive Officer (as of the date hereof) and/or his affiliates under one or more promissory notes; provided that such promissory notes are converted into shares of the Company’s Common Stock at a conversion price per share that is no less than $1.46 (or if lower, the Adjustment Price (as defined in the Principal Exchange Warrant) at the time of such conversion) by no later than the third (3rd) calendar day after the Requisite Stockholder Approval.

9.	Exchange Agreement. For purposes of the Letter Agreement, the Company and High Trail hereby agree that, from and after the Closing Date, (i) the Warrants and the Warrant Shares shall constitute Securities (as defined in the Exchange Agreement) and more specifically for purposes of Sections 3(b), 3(c), 3(d), 3(e) (except with respect to any matters disclosed in the filings made by the Company with the Securities and Exchange Commission prior to the date hereof), 3(g), 3(h), 3(i), 3(j), 3(ee), 3(hh), 3(jj), 3(rr), 3(ss), 3(tt), 4(e), 4(t), 5(b), 5(c), 5(e) and 9(e) of the Exchange Agreement, the Warrant Shares shall constitute Exchange Note Shares, mutatis mutandis, and (ii) this letter agreement and the Warrants shall constitute Transaction Documents for all purposes under the Exchange Agreement. The Company represents that the representations and warranties of the Company set forth in Sections 3(b), 3(c), 3(d), 3(e), 3(f) (except with respect to any matters disclosed in the filings made by the Company with the Securities and Exchange Commission prior to the date hereof), 3(g), 3(h), 3(i), 3(j), 3(ee), 3(hh), 3(jj), 3(rr), 3(ss) and 3(tt) of the Exchange Agreement are true and correct in all material respects (except for such representations and warranties that are qualified by materiality or material adverse effect, which are true and correct in all respects) as of the Closing Date (except for representations and warranties that speak as of a specific date, which are true and correct as of such specific date). Except as set forth in the next sentence, High Trail represents that the representations and warranties of the Holders set forth in the Exchange Agreement are true and correct in all material respects (except for such representations and warranties that are qualified by materiality or material adverse effect, which are true and correct in all respects) as of the Closing Date (except for representations and warranties that speak as of a specific date, which are true and correct as of such specific date). Notwithstanding the preceding sentence, the Company acknowledges and agrees that the Warrant Shares shall be eligible to be offered, sold or otherwise transferred by the High Trail pursuant to Rule 144 under the Securities Act, without any requirements as to volume, manner of sale, availability of current public information without High Trail providing the Company with any further assurances as to the availability of Rule 144 for any such offer, sale or transfer other than any customary Rule 144 representation letters required by the Company’s transfer agent or legal counsel.

10.	Material Non-Public Information. By no later than 9:15 a.m., New York City time on October 30, 2023, the Company shall file a Current Report on Form 8-K disclosing all the material terms of the transactions contemplated by this letter agreement (the “Form 8-K”). From and after the issuance of the Form 8-K, the Company shall have disclosed all material, nonpublic information (if any) provided to High Trail by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents and neither High Trail nor any of its officers, directors, employees or agents shall be in possession of any material, non-public information regarding the Company or any of its Subsidiaries.

The terms and provisions of the Note are ratified and confirmed and remain in full force and effect. Any breach of the terms and conditions of this letter agreement by the Company will constitute an event of default under the Note and a breach of the Exchange Agreement, as applicable. If the foregoing correctly sets forth the understanding between the Company and High Trail, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and High Trail.

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This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Sincerely,

HIGH TRAIL SPECIAL SITUATIONS LLC

By:	/s/ Eric Helenek
Name:	Eric Helenek
Title:	Authorized Signatory

ACKNOWLEDGED AND AGREED:

AGRIFY CORPORATION

By:	/s/ Raymond Chang
Name:	Raymond Chang
Title:	Chief Executive Officer

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